Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of September 22, 2021 (the “Amendment Date”) by and among Khosla Ventures Acquisition Co., a Delaware corporation (“Acquiror”), Killington Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Valo Health, LLC, a Delaware limited liability company (“Company Holdco”) and Valo Health, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company Holdco (the “Company” and, together with Company Holdco, the “Company Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Agreement and Plan of Merger dated as of June 9, 2021 (as may be amended, restated, or otherwise supplemented from time to time, including pursuant to this Amendment, the “Merger Agreement”);

WHEREAS, pursuant to Section 11.11 of the Merger Agreement, the Merger Agreement may be amended or modified, in whole or in part, by a duly authorized agreement in writing executed by each of the parties; and

WHEREAS, the parties wish to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

AMENDMENTS TO THE MERGER AGREEMENT

Section 1.1 The Merger Agreement is hereby amended by replacing all references to “Nasdaq” in the Merger Agreement, except for such references in Section 1.1 and Section 8.2(b) of the Merger Agreement, with “the Stock Exchange”.

Section 1.2 Amendment to Definitions. Section 1.1 of the Merger Agreement is hereby amended by:

(a) deleting the definition of “Acquiror Stockholder Approval” and replacing it in its entirety with the following:

““Acquiror Stockholder Approval” means the approval of each Transaction Proposal identified in Section 8.2(b) by the affirmative vote or written consent of the holders of the requisite number of shares of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Acquiror Stockholders’ Meeting (or any adjournment thereof) or by written consent, in each case, in accordance with the Governing Documents of Acquiror, applicable Law and the rules of the Stock Exchange.”; and

(b) adding the following definition of “Stock Exchange” immediately following the definition of “Sponsor Support Agreement”:

““Stock Exchange” means (i) Nasdaq with respect to any matters contemplated by this Agreement to occur prior to such time as the Acquiror’s Class A Common Stock is listed on the New York Stock Exchange (or is to be listed on the New York Stock Exchange in accordance with the disclosure set forth in the Proxy Statement / Registration Statement) (such time the “Listing Change”) or (ii) the New York Stock Exchange with respect to any matters contemplated by this Agreement to occur after the Listing Change, as applicable.”

Section 1.3 Amendment to Section 8.2(b) of the Merger Agreement. Section 8.2(b) of the Merger Agreement is hereby amended by deleting the words “the election of directors effective as of immediately following the Closing as contemplated by Section 7.6” and replacing them with the words “[intentionally omitted]”.

Section 1.4 Amendment to Section 9.1 of the Merger Agreement. Section 9.1 of the Merger Agreement is hereby amended by:

(a) adding the words “other than the condition set forth in Section 9.1(i)” after the words “any one or more of which”; and

(b) adding the following paragraph as a new Section 9.1(i) of the Merger Agreement:

“(i) The Amended and Restated Certificate of Incorporation shall have been approved at the Acquiror Stockholders’ Meeting by the affirmative vote of the holders of a majority of the shares of Acquiror Class A Common Stock then outstanding and entitled to vote thereon at the Acquiror Stockholders’ Meeting, voting separately as a single series.”

Section 1.5 Amendment to 9.3 of the Merger Agreement. Section 9.3 of the Merger Agreement is hereby amended by:

(a) deleting paragraph (h) and replacing it in its entirety with the following:

“(h) The Acquiror Stockholder Approval shall have been obtained with respect to the Transaction Proposal described in clause (4) of Section 8.2(b); and” and

(b) adding the following paragraph as a new Section 9.3(i) of the Merger Agreement:

“(i) “The board of directors of Acquiror shall have appointed the directors designated by the Company Parties pursuant to Section 7.6(a) effective as of immediately following the Closing.”

Section 1.6 Amendment to Section 11.2 of the Merger Agreement. Section 11.2 of the Merger Agreement is hereby amended by adding the words “; provided that, the parties may not waive compliance with Section 9.1(i)” at the end of the provision before the period.

ARTICLE 2

MISCELLANEOUS

Section 2.1 No Other Amendment. Except to the extent that any provisions of or any Exhibits or Schedules to the Merger Agreement are expressly amended by Article 1 of this Amendment, all terms and conditions of the Merger Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Merger Agreement, the provisions of this Amendment shall prevail and control.

Section 2.2 Reference to the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Merger Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement and a reference to the Merger Agreement in any such instrument or document shall be deemed to be a reference to the Merger Agreement as amended by this Amendment.

Section 2.3 General Provisions. Except as set forth in Article 1 of this Amendment, the provisions of Article I (Certain Definitions) and Article XI (Miscellaneous) of the Merger Agreement apply equally to this Amendment and are hereby deemed incorporated by reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment to be effective as of the Amendment Date.

KHOSLA VENTURES ACQUISITION CO.

By:	/s/ Samir Kaul
Name:	Samir Kaul
Title:	Chief Executive Officer

KILLINGTON MERGER SUB INC.

By:	/s/ Samir Kaul
Name:	Samir Kaul
Title:	President

[Signature Page to Amendment No. 1 to Agreement and Plan Merger]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment to be effective as of the Amendment Date.

VALO HEALTH, LLC

By:	/s/ David A. Berry
Name:	David A. Berry, M.D., Ph.D
Title:	President and Chief Executive Officer

VALO HEALTH, INC.

By:	/s/ David A. Berry
Name:	David A. Berry, M.D., Ph.D
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan Merger]